Exhibit 99.2

FOR IMMEDIATE RELEASE

AVNET ANNOUNCES CASH TENDER OFFER FOR ITS 7 7/8% NOTES

Phoenix, AZ – March 1, 2004 – Avnet, Inc. (NYSE:AVT) today announced that it has commenced a cash tender offer for any or all of its outstanding $360 million 7 7/8% Notes due February 15, 2005. The tender offer will expire at midnight, New York City time, on Friday, March 26, 2004, unless extended or terminated by Avnet. The tender offer is conditioned upon, among other things, consummation of a convertible note offering, raising aggregate net proceeds to Avnet of at least $262 million.

The tender offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 1, 2004. Under the terms of the offer, Avnet will purchase any and all validly tendered 7 7/8% Notes at a price of $1,055 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the day of payment for the notes. Avnet expects to make payment for all validly tendered notes promptly following the expiration of the tender offer. Tenders of the 7 7/8% Notes may be withdrawn at any time prior to the expiration of the tender offer.

Banc of America Securities LLC is acting as the dealer manager in connection with the tender offer. The Information Agent and Depositary for the tender offer is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available by contacting Global Bondholder Services Corporation at (866) 470-3700. Persons with questions regarding the tender offer should contact Banc of America Securities LLC’s Liability Management Group at either (704) 387-1004 or (866) 475-9886.

This press release is neither an offer to purchase nor a solicitation of acceptance of the offer to purchase, which may only be made pursuant to the terms of the Offer to Purchase and related Letter of Transmittal.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” The forward-looking statements herein include words such as “will,” “expect,” “intend,” “would,” “should,” and “estimate.” These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit

Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Investor Relations 480/643-7053 investorrelations@avnet.com